Exhibit 99.1

FOR IMMEDIATE RELEASE

HERTZ PROVIDES UPDATE ON NEW YORK STOCK EXCHANGE LISTING

ESTERO, FL, March 24, 2015 — Hertz Global Holdings, Inc. (NYSE: HTZ) (“Hertz” or the “Company”) today announced that on March 18, 2015 it received a notice from the New York Stock Exchange (the “NYSE”) notifying the Company of its failure to meet a NYSE listing standard resulting from the Company’s failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “2014 Form 10-K”), as provided by Rule 802.01E of the NYSE Listed Company Manual.

As previously disclosed, the Company was unable to timely file its 2014 Form 10-K with the Securities and Exchange Commission (the “SEC”) because of the ongoing nature of the Company’s previously announced thorough review and investigation of its internal financial records for fiscal years 2011, 2012 and 2013.  As a result of the ongoing nature of this review and its potential impact on the Company’s 2014 financial results, the Company was unable to file the 2014 Form 10-K by the extended due date of March 17, 2015.  The financial review and investigation by the Company is ongoing.  Hertz continues to expect that it will not be able to file updated financial statements, including the 2014 Form 10-K, before mid-2015, and there can be no assurance that the process will be completed by that time.

The Company has until September 17, 2015 to cure the filing delinquency associated with its failure to file the 2014 Form 10-K.  The NYSE may, in its discretion, extend the initial cure period for up to six months after September 17, 2015.  Subject to the NYSE’s ongoing oversight and review, the Company can regain compliance during the cure period by filing its 2014 Form 10-K and subsequent Form 10-Qs (the “SEC Filings”) with the SEC.  If the Company fails to file its SEC Filings by the expiration of any applicable cure period, the NYSE may commence proceedings to delist the Company’s common stock.  The Company believes that it will continue to be listed on the NYSE, but there can be no assurance that the Company will be able to file the SEC Filings within the initial cure period or any extended cure period.  In addition, the NYSE maintains the ability to commence delisting procedures at any time during the cure period, but as of today we do not believe the NYSE will do so.

About Hertz

Hertz operates the Hertz, Dollar, Thrifty and Firefly car rental brands in more than 10,800 corporate and licensee locations throughout 145 countries in North America, Europe, Latin America, Asia, Australia, Africa, the Middle East and New Zealand.  Hertz is the largest worldwide airport general use car rental company with more than 1,700 airport locations in the U.S. and more than 1,300 airport locations internationally.  Product and service initiatives such as Hertz Gold Plus Rewards, NeverLost®, Carfirmations, Mobile Wi-Fi and unique vehicles offered through the Adrenaline, Dream, Family, Fun, Green and Prestige Collections set Hertz apart from the competition.  Additionally, Hertz owns the vehicle leasing and fleet management leader Donlen Corporation, operates the Hertz 24/7 hourly car rental business and sells vehicles through its Rent2Buy program.  The company also owns Hertz Equipment Rental Corporation (“HERC”), one of the largest equipment rental businesses with more than 350 locations worldwide offering a diverse line of equipment and tools for rent and sale. HERC primarily serves the construction, industrial, oil, gas, entertainment and government sectors.  For more information about Hertz, visit:

Cautionary Note Concerning Forward Looking Statements

Certain statements contained in this release, and in related comments by the Company’s management, include “forward-looking statements.”  Forward-looking statements include information concerning the Company’s liquidity and its possible or assumed future results of operations, including descriptions of its business strategies.  These statements often include words such as “believe,” “becoming,” “expect,” “project,” “potential,” “preliminary,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions.  These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate in these circumstances.  The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K.  Some important factors that could affect the Company’s actual results include, among others, the thorough review of the Company’s internal financial records that is being conducted, additional time that may be required to complete the review, the ability of the Company to remediate any material weakness in its internal control over financial reporting, the ability of the Company’s lenders to exercise any remedies under the Company’s indebtedness, the final results of the SEC’s inquiry or any other governmental inquiries or investigations, and those that may be disclosed from time to time in subsequent reports filed with the SEC and those described under “Risk Factors” set forth in Item 1A of the annual report on Form 10-K/A for the year ended December 31, 2013 of the Company.  You should not place undue reliance on forward-looking statements.  All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements.  All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:

Hertz

Leslie Hunziker
(239) 552-5700

lhunziker@hertz.com

Media:

Hertz

Richard Broome

(239) 552-5558

rbroome@hertz.com

Joele Frank

Barrett Golden, Alyssa Cass or Dan Moore

(212) 355-4449